Exhibit 99.2

January 9, 2001

Mr. Robert L. Johnson

D.C. Air, LLC

1900 W Place NE

Washington, DC 20018-1211

US Airways Group, Inc.

2345 Crystal Drive

Arlington, Virginia 22227

Gentlemen:

Reference is made to that certain Memorandum of Understanding, dated May 23, 2000, as amended, by and among Robert L. Johnson, UAL Corporation and US Airways Group, Inc. (the "Memorandum of Understanding").  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Memorandum of Understanding.

Each of UAL, US Airways and Mr. Johnson acknowledges that the provisions of the Memorandum of Understanding should be further amended.  Accordingly, the parties hereto agree as follows:

1.  Section 3 of the Memorandum of Understanding is hereby amended by inserting at the end thereof the following:

"Notwithstanding the foregoing, the parties agree that UAL and US Airways may engage in discussions with third party air carriers for the purpose of the formation and structure of DC Air ("DC Air Discussions") and addressing "hub-to-hub" competition issues that would materially impact the formation and structure of DC Air ("Hub-to-Hub Discussions").  Each party agrees to keep the other parties informed of any such DC Air Discussions or Hub-to-Hub Discussions and when it deems appropriate to include the others in such discussions.  It is understood that Rakesh Gangwal is hereby authorized to negotiate on behalf of DC Air (and that no representative of UAL is authorized to negotiate on behalf of DC Air); provided that any agreements, arrangements or understandings with any third party air carriers relating to the formation and structure of DC Air will in any event be subject to the approval of each party hereto."

2.  Section 4 of the Memorandum of Understanding is hereby deleted in its entirety.

3.  Section 6 of the Memorandum of Understanding is hereby amended to read in its entirety as follows:

"6. Termination.  This Agreement shall automatically terminate, and the obligations of the parties hereto shall immediately cease upon the occurrence of any of the following events: (i) termination of the Merger Agreement; (ii) delivery of written notice of termination by any party to the other parties hereto, which notice may not be delivered before March 1, 2001; or (iii) delivery of written notice of termination signed by any two parties to the other party.

4.  Section 7 of the Memorandum of Understanding is hereby amended to read in its entirety as follows:

"7. Expenses.  If, prior to the consummation of the transactions contemplated by this Agreement and the Term Sheet, this Agreement (or the Transaction Documents) is terminated for any reason other than solely as a result of a breach by Johnson, then US Airways shall, upon request of Johnson, reimburse Johnson for up to $3 million of his out-of-pocket expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors, and costs and expenses associated with financing of the transactions contemplated hereby and thereby and regulatory compliance."

5.  The following is hereby inserted into the Memorandum of Understanding as a new Section 9:

9.  AMR Transactions.  "If the Memorandum of Understanding dated as of January 9, 2001 (the "UAL-AMR MOU"), between UAL and AMR Corporation ("AMR") or the definitive documentation with respect to the transactions contemplated thereby (the "AMR Transactions") is terminated (a) by AMR in accordance with the terms thereof as a result of findings of AMR in the course of its due diligence expressly permitted by the UAL-AMR MOU, (b) by either AMR or UAL in accordance with the terms thereof at any time after August 1, 2001 as a result of the AMR Transactions not having been consummated by such date, (c) as a result of UAL informing AMR that it has reasonably concluded that any applicable Regulatory Authority (as defined in the UAL-AMR MOU) will not clear the UAL-US Airways Merger without changes or additions to the AMR Transactions or (d) by mutual agreement of AMR and UAL, then, in each case, Johnson shall cause the DC Air/AA Marketing Alliance Letter Agreement dated as of January 9, 2001 (the "AMR-DC Air Agreement"), among AMR, DC Air, LLC and Johnson to be terminated.  In the event the UAL-AMR MOU or the definitive documentation with respect to the AMR Transactions is terminated for any reason other than as set forth in the previous sentence, the parties acknowledge that the AMR-DC Air Agreement shall remain in effect."

6.  Attachment I to the Memorandum of Understanding is hereby amended and replaced in its entirety by Attachment I hereto.

If you are in agreement with the foregoing, please so indicate by signing the enclosed copy of this letter agreement and returning one signed copy to me and one signed copy to the other party hereto.  This amendment shall become effective when signed by all the parties hereto.

UAL CORPORATION

By: /s/ Francesca M. Maher

Name: Francesca M. Maher

Title:   Senior Vice President,

       General Counsel and

       Secretary

Acknowledged and agreed this 9th day of January 2001

/s/ Robert L. Johnson

Robert L. Johnson

US AIRWAYS GROUP, INC.

By: /s/ Lawrence M. Nagin

Name: Lawrence M. Nagin

Title:  Executive Vice President, Corporate Affairs

       and General Counsel